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                                                                    Exhibit 10.8
Exhibit A
  Natural Gas Choices - It's Your Call ... making smart choices in new markets
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Step 1: Shopping Around for Natural Gas - What You Need to Know

      You can now choose who you buy natural gas from and you could save some money by shopping around. All four of New Jersey's natural gas utilities are or will be offering a limited number of customers a chance to take part in a pilot program that will let you buy gas from the supplier of your choice.

      Each program works differently. On April 1,1997, New Jersey Natural Gas opened its pilot program to 5,000 customers. Because of customer interest, the program will be offered to an additional 25,000 customers starting January 2, 1998. On April 1,1997, South Jersey Gas made 10,000 customers eligible in its one-year program. On May 1, 1997 Public Service Electric & Gas offered up to 65,000 customers living in Bloomfield, Pennsauken, Piscataway and Westhampton the chance to choose other suppliers. The Elizabethtown Gas Company's program is under consideration by the BPU.

      If you would like to know more about the local pilot program in your area, call your local utility or the Board of Public Utilities at (800) 624-0241. If you decide not to participate, no action is required on your part. The information below will help you make the smart choices in the new natural gas market.

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What do you stand to gain if you participate in a pilot program? You will have a choice of suppliers, the possibility of lower prices and a wider selection of pricing options.

Can you save money by participating in these programs? You could. Be sure to ask suppliers about all of the rates they offer before making your decision. Also ask the supplier whether you will save money by buying your gas from them.

Will you need additional equipment or special meters? No. Gas suppliers will continue to use existing equipment, pipes and meters.

How will you be billed? You may be billed separately by the supplier and your utility or, if the supplier and your local utility have a mutual billing arrangement, you may receive just one bill. The charge for the gas supply will be listed separately from the charge for delivering the gas to you and from the service charge.

How do you receive natural gas now? Today, when you turn on the burner of your stove to cook or turn on your gas fired furnace to heat your home, you receive the gas from your local utility. You pay for what is called "bundled" service, that is, you pay for the gas and for having it delivered to your home. Your utility insures that it has enough gas delivered to meet your needs. It delivers the gas through a system of pipelines that it operates and maintains. In addition, your utility provides you with services such as meter reading and billing, leak repairs, safety checks and emergency services.

How will the pilot programs change the way you receive natural gas? You will be able to buy your natural gas supply from a company other than your local gas utility, and you will be able to negotiate prices or shop around for the best rates rather than having the rates regulated by the Board of Public Utilities as they are now. You will continue to receive the gas over your local utility's pipelines. Your bundled service will be unbundled, or separated, so that you may purchase gas separately from the supplier of your choice. Your local utility will continue to provide safety and emergency services and other routine services such as reading your meter. The Board will continue to set rates for the utility's distribution costs and ensure safe, adequate and proper service by your utility.

Are there any risks to participating in the programs? It depends. Your supplier may give you a choice of pricing options. One option may be to purchase your gas at a fixed percentage discount from what you pay now. Another option may be to pay at a fixed rate year-round. A third option may be to pay at a rate that changes in relation to market prices. The best pricing option will depend on the market price of gas over the year. Your choice will depend on how much financial risk you want to take and on which option best suits your needs.

What consumer protection do you have as a participant in pilot programs? All suppliers must pass a credit worthiness test in order to do business with your local gas utility. They must also abide by consumer protection standards approved by the Board of Public Utilities. These standards require, for example, that suppliers provide you with clearly written information. Should the supplier you choose ever have a problem with supplying your gas, your local utility will guarantee a supply.

Whom would you call if you have service problems? If you need service, have problems with a meter, smell gas or have any safety concerns, you would call your local utility. If you are having a problem with the bill for your supply of gas, you would call the supplier from whom you purchase gas. If you are not satisfied with the way that either the utility or the supplier handles your problems, you can call customer relations at the Board of Public Utilities at
(800) 624-0241 to help you resolve the problem.

How do you go about making a decision on which gas supplier to choose? You will need to comparison shop. Neither the utility or the Board of Public Utilities will be able to recommend one supplier over another, but the Board's Customer Relations Division will be able to help you ask the right questions.

Do you have to switch to a new supplier? No. You can continue to purchase gas from your utility. You do not have to do anything at all to remain with your current service. If you do so, the rates you pay will continue to be set by the Board of Public Utilities.

If you enroll in a pilot program and are dissatisfied, can you return to your local utility? Yes. There will be a minimum amount of advance notice required to return to your local utility. You should ask supplier and your local utility what their policy is on this before you sign up with a supplier.

  Natural Gas Choices - It's Your Call ... making smart choices in new markets
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Step 2: Shopping Around for Natural Gas - Choosing a Supplier

If you choose to buy natural gas from a supplier other than your local utility, your supplier will be responsible for providing your fuel. The supplier will purchase the gas, which will be transported over existing pipelines and delivered to your home by your natural gas utility: Elizabethtown Gas, New Jersey Natural Gas, Public Service Electric & Gas or South Jersey Gas. The checklist below will help you comparison shop for the supplier that has the rates and terms that are right for you.

Choosing a Reputable Supplier

o Call your local utility or the Board of Public Utilities at (800) 624-0241 to obtain a certified list of eligible supplies.
o Ask the supplier about its history and about the customer representative's experience.
o Ask the supplier for the name of a contact person to call if you have a question or problem. Is there a 1-800 number?
o     Be familiar with the standards the supplier must meet.

Reading the contract

o     Do you understand the terms of the contract?
o     What are the price and payment options?
o     Can you join other customers and buy gas as a group to get a cheaper rate?
o     How much money will you save? Is that guaranteed?
o     How long is the contract for?
o Are there penalties for switching to another supplier or back to your local utility?
o     Are there any service guarantees?
o Are there any conditions under which the supplier would not supply gas? If so, what are they?
o Are you or your supplier required to notify your local utility if you decide to switch suppliers?

Paying the Bill

o     Will you receive separate bills from the supplier and the utility?
o     When and how often at bills issued?
o     When is the payment due date? Is there a penalty for late payment?
o     Whom and where do you call with billing questions?

Step 3: Shopping Around for Natural Gas - What Suppliers Must Do

If you choose to buy your natural gas from a supplier other than your local utility, your rights as a consumer are protected. Your supplier will have to abide by the standards below in order to do business in New Jersey.

Natural Gas Suppliers Must:

o     Write their bills and contracts in clear and plain language.
o Make the terms of their contract clear and inform customers that the pilot program may be modified at any time by the Board of Public Utilities.
o Ensure that bills contain sufficient information to allow customers to calculate their bills.
o Estimate how much customers can save, in percentage or dollars, compared to the local utility's price of gas.
o If they issue the bill, include the local utility's emergency telephone number and the Board's Division of Customer Relations' toll-free telephone number: (800) 624-0241.
o     Not charge interest on the delivery portion of an overdue bill.
o Allow customers to cancel their contract without penalty within 72 hours of signing it.
o Allow residential customers to cancel their contracts without penalty if customers relocate outside of their local utility's service area.
o File a sample copy of their contracts, including information on how to resolve complaints with the Board of Public Utilities.
o Give a minimum 15 day notice to residential customers and to their customers' local utilities before stopping to supply gas. The local utility is required to supply gas even if the supplier stops supplying gas.
o     Respond to and resolve complaints promptly.
o Comply with federal telemarketing rules which ban calling between 9pm and 8am.

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It's Your Call ... Making Smart Choices in New Markets is an educational campaign developed by the New Jersey Board of Public Utilities. As competition enters the telephone, cable television, electric and natural gas markets in New Jersey, the Board's will guide consumers to choose the services and rates that are best for them. For more information, call the Board's Division of Customer Relations at (800) 624-0241 or reach us at our web site at http//www.njn.net/njbpu.

Board of Public Utilities,              State of New Jersey
Herb Tate, President                    Christie Whitman
Carmen J. Armenti, Commissioner         Governor
2 Gateway Center
Newark, NJ 07102
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                          ALLENERGY MARKETING COMPANY
                           NATURAL GAS SERVICE TERMS

1. General - These Natural Gas Service Terms and the attached Customer Enrollment Form collectively will be referred to as the "Agreement". The words "we", "our" and "us" shall mean AllEnergy Marketing Company, L.L.C., and the words "you" and "your" shall mean the customer indicated on the Customer Enrollment Form.

2.    Term - The Agreement will be in effect for an initial term of thirty-six
      (36) months beginning in the next monthly NJ Natural enrollment period following the receipt of a signed Customer Enrollment Form and concluding thirty-six months thereafter. Following this initial term, it will continue in effect from year to year thereafter until canceled by you or us with sixty (60) days written notice. Any remaining balance must be paid immediately. There will be a $150.00 fee for early cancellation.

3. Service - As soon as practicable following receipt of your Customer Enrollment Form we will establish a natural gas transportation program for you with NJ Natural Gas Company in accordance with their procedures. This may require you to enter into a transportation service agreement directly with NJ Natural Gas Company, which we will assist you in preparing. AllEnergy will be your designated agent under the transportation service agreement and will act on your behalf to provide coordination functions thereunder, including but not limited to nominating, scheduling and balancing. We will supply your full requirements for natural gas at the facility listed on the Customer Enrollment Form on a firm basis, and we will be responsible for any penalties imposed by the LDC for our failure to deliver. You agree to purchase all your natural gas requirements from us on a firm basis.

4. Price - During the term of the Agreement you will pay a fixed price per dekatherm (sales price) for all the gas that we deliver for your account. The sales price will be 38.5 cents per therm plus applicable NJ Natural Gas Company transportation charge. Following the initial term the initial sales price will remain in effect unless we send you, in writing, a new sales price. Upon receipt of our proposed new sales price, you will have fifteen (15) days to respond to us, in writing of your decision to accept the new sales price or to terminate the Agreement at the expiration of its then current term. You agree that if you do not provide us written notice of your intent to terminate the Agreement within the allotted time period, that our proposed price will be the sales price for the new term.

5. Payment - We will bill you each month for the actual volume of natural gas consumed by your account. Bills are due and payable upon receipt. If you fail to pay your bill within thirty (30) days of issuance, you will pay accrued interest of 1.5% per month on the unpaid balance. You agree to pay $10.00 per occurrence for all returned checks, and to reimburse us for all costs we reasonably incur to collect past due amounts from you. Subject to applicable regulatory requirements, we may terminate your service without further notice if you fail to pay amounts due in a timely manner, fail to meet our credit requirements and/or seek protection under any bankruptcy or insolvency laws.

6. Delivery Point, Title and Taxes - We will deliver your gas supply to the delivery point(s) designated by NJ Natural Gas Company who will then deliver the gas to your location. Title will pass from us to you at the delivery point. We warrant good title to the gas sold and delivered to you. You will be responsible for all transportation and service charges imposed by NJ Natural Gas Company relative to their delivery of your gas to your facility. Our sales price includes all taxes that are imposed on the gas prior to its delivery to NJ Natural Gas Company. All sales, excise or other taxes which are imposed with respect to the sale of natural gas to you or which are incurred after the delivery point will be billed separately to you. If you are exempt from such taxes, you are responsible for identifying and requesting any exemption from the collection of the tax(s) by filing appropriate documentation with us.

7. Sale of Electric Power - In the event you receive a bona fide offer to purchase electric power from a provider other than your electric utility during the initial term and any subsequent terms of this Agreement, you agree to provide us with the right, at our discretion, to provide electric power to you under the same price and terms as such offer.

8. Assignment - You may assign this Agreement to a third party with our prior written consent. We may assign this Agreement to a third party with your prior written consent or to an affiliate without your consent. Any required consents shall not be withheld unreasonably by either you or us.

9. Force Majeure - In the event that either you or us is rendered unable, wholly or in part, to perform our obligations under this Agreement due to events not reasonably anticipated or within either of our control, such as, but not limited to, acts of God, government regulations, changes in law or utility practices, etc., we agree that such non-performance shall be excused for the duration of the event which caused it.

10. Liability - You and we agree that any liability to each other will be limited to direct actual damages. Neither you nor we will be liable for incidental, consequential, punitive, or indirect damages, lost profits or lost business in tort, contract or otherwise. This limitation excludes claims of gross negligence and/or willful misconduct.

11. Miscellaneous - This Agreement is the entire agreement and understanding between you and us, and it supersedes any and all prior agreements or understanding. The Agreement shall be governed under the laws of the Commonwealth of Massachusetts. These Natural Gas Service Terms may not be amended except by written agreement between you and us. In the event that any portion of this Agreement is deemed invalid, void or otherwise unenforceable by a court of law, the remaining portions of the Agreement shall otherwise be fully enforceable.

Rev. February 6, 1998
Res
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                      Able Energy and AllEnergy Marketing
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Giving you the power to control your energy costs!

Able Energy
344 Route 46
Rockaway, NJ 07866
phone (973) 983-7076
fax (973) 625-8097

Thank you for considering Able Energy and AllEnergy Marketing as your natural gas supplier. To sign up, simply complete the Customer Enrollment Form below and return it in the enclosed postage paid envelope, or simply fax the form to (973) 625-8097. We will take care of the rest, it's that simple.

If you have any questions or need more information, please call.

The agreement will be in effect for 36 months at a fixed price of $.385 per therm, a saving of approximately 11.6%. The NJ Natural Gas fee to switch to transportation gas service will be reimbursed by AllEnergy.

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                Please detach and return to Able Energy Company
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[LOGO OF ABLE ENERGY]                        [LOGO OF ALLENERGY]

CUSTOMER ENROLLMENT FORM

Please enroll me in the NJ Natural Gas Company Residential Pilot Program. I designate AllEnergy Marketing Company "AllEnergy" as my agent for the purpose of arranging and coordinating a natural gas transportation program on my behalf with NJ Natural Gas Company. I have read the "It's Your Call" Educational Material developed by the Board of Public Utilities and AllEnergy Marketing Company's "Natural Gas Service Terms." I understand and agree to those terms and agree to participate in the New Jersey Natural Gas Pilot Program as a delivery service customer. I also realize that this pilot program may at any time be modified by the Board of Public Utilities.

Name ____________________________

Address _________________________ City _____________ State NJ  Zip __________

NJ Natural Gas Acct.# _________________ NJ Natural Gas Metere # __________

Telephone (___) ___-_____

Print Name _________________________________ Signature ____________________

Date __________ Sales Rep Initials _____________

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